UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2026

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40652	86-3158720
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Columbus Circle 15th Floor
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(646) 427-2727

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	INDP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2026, Indaptus Therapeutics, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the purchasers party thereto (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers, in a private placement (the “Private Placement”), an aggregate of 20,338,974 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for aggregate gross proceeds of approximately $24.0 million, before deducting offering expenses.

The Company currently intends to use the net proceeds from the Private Placement for working capital, research and development and other general corporate purposes, which may include early-stage research and preclinical evaluation of a potential neurotechnology and neural-network-based device for certain sleep-related conditions, with a view toward a potential future FDA submission.

Pursuant to the Purchase Agreement, the purchase price per Share equals the “Nasdaq Minimum Price,” as defined in the Purchase Agreement, plus $0.015 per Share. The Nasdaq Minimum Price is defined as the lower of (i) the Nasdaq official closing price of the Company’s common stock on the trading day immediately preceding execution of the Purchase Agreement and (ii) the average Nasdaq official closing price of the Company’s common stock for the five trading days immediately preceding execution of the Purchase Agreement.

The closing of the Private Placement (the “Closing”) is subject to the satisfaction or waiver of customary closing conditions. The Purchase Agreement provides that the Closing will occur on the third business day following satisfaction or waiver of the applicable closing conditions, unless otherwise agreed by the Company and the applicable Purchaser, and in any event no later than the fifteenth business day following September 8, 2026.

Under the Purchase Agreement, following the Closing, the Company is required to use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the Shares and to use reasonable best efforts to cause the registration statement to become effective as promptly as practicable and remain effective until the Shares cease to constitute registrable securities under the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Purchasers.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Shares to be issued in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation S promulgated thereunder.

The Shares will be subject to applicable restrictions on transfer under the Securities Act and applicable securities laws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Stock Purchase Agreement, dated September 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2026

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Junyi Dai
Name:	Junyi Dai
Title:	Chief Executive Officer